Exhibit 99.1
NEWS RELEASE

BONNIE C. LIND ELECTED TO ALBANY INTERNATIONAL CORP. BOARD OF DIRECTORS

JOHN R. SCANNELL APPOINTED CHAIRMAN OF THE BOARD

Rochester, N.H. – February 23, 2024 – Albany International Corp. (NYSE:AIN) announced today that Bonnie C. Lind has been elected to its Board of Directors and that Director John R. Scannell has been appointed Chairman of the Board.
Ms. Lind, age 65, served as Sr. Vice President, CFO & Treasurer of Neenah Inc. following its spinoff from Kimberly-Clark Corporation in 2004 until October 2020. Prior to that, from 1984 she held a number of increasingly senior financial and operational positions within Kimberly-Clark Corporation, culminating in Assistant Treasurer. Neenah Inc. was a market leading manufacturer of premium packaging and specialty paper products which merged with Schweitzer-Mauduit International in 2022 to form Mativ Holdings. Ms. Lind is currently a Director at Hubbell Incorporated, a global manufacturer of electrical and electronic products for construction, industrial and utility applications, where she is Chair of its Audit and a member of its Corporate Governance Committees, as well as a Director of Mission Produce, a global grower, marketer & distributor of avocados, where she is Chair of the Audit Committee and member of the Nominating/Governance Committee. She previously served on the Boards of US Silica, Federal Signal and Empire District Electric Company.
Ms. Lind holds a Bachelor of Business Administration (Finance) degree with honors from the University of Georgia.
Director Scannell, age 60, the retired CEO and current Chairman at Moog, Inc. has been a member of the Albany Board of Directors since 2012. He succeeds Director Erland (Erkie) Kailbourne as Chairman as part of a planned Board succession process. Mr. Kailbourne will continue as a Director of the Company and assist in the transition of his duties.

Mr. Kailbourne said, “I am pleased to have John succeed me as Chairman of the Board. I have known and worked with John for many years. He has developed significant institutional knowledge and brings considerable insight, experience and expertise to our Board discussions. I know he is the right person to lead the enterprise as we continue to pursue our strategic objectives. I am also happy to welcome Bonnie to our Board. I look forward to working with her as we effectuate a smooth transition of the Chairman’s role to John and continue our growth objectives in both the paper machine clothing and aerospace markets.”
Mr. Scannell welcomed Ms. Lind and thanked Director Kailbourne for his service as Chairman. He said “we are pleased to welcome Bonnie to our Board of Directors. She is an experienced business leader who brings significant financial and paper industry knowledge, as well as a great deal of boardroom experience. She will be a valuable contributor to our Board, and I take great pleasure in welcoming her as a new Director.” He continued, “I also wish to recognize Erkie as he completes his second term as Chairman of the Board. Erkie has dedicated two and a half decades to Albany International Corp., which has benefited greatly from his leadership and guidance, as evidenced with the recent Heimbach acquisition and the Company’s entry into the aerospace industry. I thank him for his many years of service and look forward to carrying his vision further.”

Albany International Corp.
216 Airport Dr.
Rochester, NH 03867 USA
www.albint.com

About Albany International Corp.
Albany International is a leading developer and manufacturer of engineered components, using advanced materials processing and automation capabilities, with two core businesses.
a.Machine Clothing is the world’s leading producer of custom-designed, consumable belts essential for the manufacture of all grades of paper products.
b.Albany Engineered Composites is a growing designer and manufacturer of advanced materials-based engineered components for demanding aerospace applications, supporting both commercial and military platforms.
Albany International is headquartered in Rochester, New Hampshire, operates 32 facilities in 14 countries, employs approximately 5,600 people worldwide, and is listed on the New York Stock Exchange (Symbol AIN). Additional information about the Company and its products and services can be found at www.albint.com.

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Contacts:

John Hobbs
603-330-5897
john.hobbs@albint.com